Exhibit 10.13

21 January 2013
BLEACH PTY LIMITED
14 MENTMORE AVE
ROSEBERY NSW 2018

Attention: Mr Mark Byers, Director

Dear Sirs

RE:                          Confirmed Capital Receivables Purchase Facility and Trade Finance Facility (collectively the “Moneytech Facility”) with Moneytech Finance Pty Limited (“Moneytech”)

Moneytech has undertaken a review of your Moneytech Facility and it pleased to offer you an increase in your Moneytech Facility limit from AUD$3,200,000 to AUD$5,000,000 on the following terms and conditions:

1.              That you provide a secured loan to Moneytech in the amount of AUD$2,000,000 (“Loan”) for a twelve month term (the “Initial Term”);

2.              That the Loan not mature before the end of the Initial Term;

3.              That any repayment of the Loan at the conclusion of the Initial Term be made on ninety (90) days prior written notice to Moneytech that will subsequently trigger a review of your Moneytech Facility limit;

4.              That Moneytech pay to Bleach Pty Limited (“Bleach”) interest on the Loan fixed at the same rate as applicable to you under your Confirmed Capital Facility (subject to fluctuation with the RBA rate).  The current Confirmed Capital rate is 9.98%.

5.              Interest on the Loan is payable by Moneytech to Bleach on or before the 14th day of the month, in keeping with the terms of the Breakwater Three Party Agreement.

Your Moneytech Facility and the Loan will continue to be governed by the Moneytech Terms and Conditions, Confirmed Capital Agreement, personal Guarantees and Indemnities and General Security Agreements executed on or about 23 May 2012 or any other documentation applying to your Moneytech Facility (“Facility Documents”).  For the avoidance of doubt, nothing in this letter of offer shall vary, amend or extinguish Bleach’s obligations under the Facility Documents.

In the event that Moneytech shall seek the appointment of a voluntary administrator,  receiver  or other custodian , including a liquidator, shall be appointed to take possession of the assets and or business  of Moneytech, the Loan along with any outstanding interest due  shall be an offset on a dollar-for-dollar basis against any money owed by Bleach to Moneytech under the Facility Documents or otherwise.

If you wish to accept our offer, please execute where marked below and return an original copy to Moneytech.

If you have any queries, please don’t hesitate to contact us on (02) 8907-2525.

Yours faithfully,

Moneytech Finance Pty Ltd

/s/ Hugh Evans

Hugh Evans

Managing Director

Bleach Pty Ltd accepts Moneytech’s offer on the terms and conditions indicated in the letter above:

Executed by Bleach Pty Ltd in accordance with section 127 of the Corporations Act 2001 (Cth):

/s/ Mark Byers
Signature of director

Mark Byers, sole director
Full name of director